EXHIBIT 99.4

Trinity Industries, Inc
Analysts Conference Call
May 3, 2007
Comments by Steve Menzies

Thank you, Tim.  Good morning!

Trinity’s rail business continued to perform well during the 1st quarter of 2007 as our railcar production levels and order backlog increased while operating margins continued to expand. The approximately 6,570 railcars we delivered in the 1st quarter reflect an increase of 7% compared to the 1st quarter 2006. Our operating margins improved 10% sequentially from the 4th quarter.

Industry demand for railcars declined during the 1st quarter of 2007. Approximately 11,500 railcars and autoracks were ordered as compared to over 17,000 railcars ordered during the 4th quarter of 2006 and a quarterly average of approximately 23,000 railcars ordered during all of 2006. The reduced order level in the first quarter reflected continued softness in selected markets, such as intermodal and coal, and more normal levels of demand for tank cars and covered hoppers. As we have mentioned previously, railcar demand will shift periodically from car type to car type.

The railcar market continues to be driven by demand for tank cars and covered hoppers serving the renewable fuels and agricultural industries. Demand for these car types is also driven by the need to replace smaller, less efficient railcars.  We believe the replacement cycle for an aging North American railcar fleet provides a basis for long term railcar demand to continue at high levels. Recent order inquiries support continued demand for tank cars, covered hoppers and autoracks.

In addition to monitoring railcar market demand, we closely evaluate demand for specific commodities, specific railcar types and changes in logistics that may impact railcar demand. With these market insights, we can then be prepared to either shift production or rationalize our railcar capacity to meet changing demand. For example, as a few ethanol plant construction delays have caused railcar deliveries to be postponed, we were able to shift production and sell the available production spaces in 2007 to other customers requiring different types of tank cars. In the case of coal, where we expect demand to improve in 2008, we may adjust production rates to more effectively manage production efficiencies and retain our highly valued, trained labor force.

Coal car demand has been soft pending completion of rail capacity expansion projects designed to improve system fluidity.  One western railroad recently rescinded its moratorium on additional coal cars as some of the expansion projects reach completion. We are excited by the long-term opportunities in the coal market. The industry’s expansion of coal-fired generating facilities will fuel greater demand for coal. A number of current inquiries from utilities and coal companies point toward stronger coal car demand in 2008. That is when new generating capacity requiring increased coal supplies will begin to come on stream and railroad capacity expansion projects are expected to be completed.

To help meet the forecasted demand for coal cars, we are optimistic for the prospects of our new design, longitudinal gate system for rapid discharge aluminum coal hoppers, known as the RDL. We have received orders for this new design of coal car and are currently completing our first production units. The new design was developed in response to customer feedback seeking a coal car with increased productivity and improved operating reliability. The RDL is another example of Trinity’s ongoing commitment to product development and finding solutions to our customer’s challenges.

During the 1st quarter of 2007, Trinity received approximately 8,500 railcar orders. Many of these orders will extend current production lines for a variety of railcars.  Specifically, we received orders for covered hoppers for agricultural products and cement; coal cars, flat cars, autoracks and tank cars.  Recent inquiry levels indicate further momentum for orders for railcars currently in production.

As a result of our 1st quarter orders, Trinity’s railcar order backlog increased more than 5% from the 4th quarter 2006 and approximately 48% from the 1st quarter 2006. Our record order backlog as of March 31, 2007 totaled approximately 37,790 railcars.

We believe our production flexibility is one key reason Trinity’s railcar order backlog has continued to increase. We are pleased with the progress we’ve made to convert production lines at several facilities to meet the growing demand for tank cars. For example, we completed the conversion of our Saginaw, Texas facility to tank car production ahead of schedule during the first quarter, providing additional, available rail cars in a tight, near term tank car market.  In addition, the expansion of our production at our facilities in Mexico has also progressed well. During 2007, we are increasing our production levels in Mexico 40% and expect to produce almost 13,000 railcars from our facilities in Mexico. Our growing production capabilities in Mexico positions Trinity to compete effectively in a dynamic railcar market. These successes are, in large part, due to our experienced production and supervisory personnel and established labor force combined with Trinity’s broad product line, proven railcar designs and production resources. The increases in our backlog are evidence of our ability to shift our production to meet changing market and customer requirements.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 1st quarter.  Trinity shipped approximately 2,000 new railcars to its Leasing Company during the 1st quarter.  This represents about 32% of Trinity’s 1st quarter railcar shipments.  This increases the size of our lease fleet to approximately 32,500 railcars compared to 26,000 at the end of the 1st quarter 2006. The growth of our lease fleet will continue at a strong pace throughout 2007. We expect to ship approximately 50% of our total 2nd quarter shipments to our leasing company. The investment in our leasing business helps us develop long term relationships with the end users of our railcars as well as to generate a significant, long-term, stable earnings stream that reduces Trinity’s susceptibility to market cycles.

Our committed lease backlog at the end of the 1st quarter increased to approximately 22,800 railcars or 61% of Trinity’s railcar order backlog.  This backlog extends into 2009 and has been instrumental in our long term production planning and in realizing current operating efficiencies.  Our fleet remains highly utilized at well over 99% at the end of the 1st quarter.  The average age of the railcars in our lease fleet is 4.6 years and the average remaining lease term is approximately six years.  Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices.  Our renewal experience, measured by the number of leases renewed as a percentage of expiring leases, has been very high indicating strong demand for existing railcars.  Our average fleet lease rate increased quarter over quarter reflecting a high number of lease renewals and steadily rising lease rates

In summary, we are pleased with the overall performance of our rail business. Our operational flexibility has allowed us to respond effectively to meet the changing demand among various railcar types resulting in our railcar order backlog growth. We continue to gain operating efficiencies through extended production runs favorably impacting operating margins. The growth of our leasing business has enabled us to meet the needs of our customers and effectively manage our production plans while enhancing the long term stability of Trinity. Our overall goal remains to maximize our returns by optimizing production capabilities and product mix. We believe we are uniquely positioned to pursue opportunities in the railcar market as demand changes and as our customers’ needs evolve.

I’ll now turn it over to Bill McWhirter.